EXHIBIT 12.1

March 25, 2024

Connect Invest II LLC

6700 Via Austi Parkway, Suite E

Las Vegas, Nevada 89119

Re:     Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (CIK 0001831623) (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering Statement and the offering by Connect Invest II LLC, a Nevada limited liability company (the “Company”), of up to an aggregate of $61,731,485 of Notes (as defined in the Offering Statement).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Nevada Limited Liability Company Act (which includes reported judicial decisions interpreting the Nevada Limited Liability Company Act).

Based on the foregoing, we are of the opinion that the Notes have been duly authorized, and when duly executed, authenticated and delivered by the Company in accordance with the provisions of the Note Purchase Agreement, the form of which is included as an exhibit to the Offering Statement, and delivered to, and paid for by, the investors in accordance with the terms of the Note Purchase Agreement, will constitute legal, valid and binding obligations of the Company in accordance with their terms.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Winston & Strawn LLP

Winston & Strawn LLP